UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.  )

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CIRCUIT CITY STORES, INC.
(Name of Registrant as Specified in Its Charter)

WATTLES CAPITAL MANAGEMENT, LLC HKW TRUST MARK J. WATTLES JAMES A. MARCUM ELLIOTT WAHLE DON R. KORNSTEIN ANTHONY BERGAMO ALEXANDER M. BOND
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Wattles Capital Management, LLC (“WCM”), together with the other participants named herein, is filing materials contained in this Schedule 14A with the Securities and Exchange Commission (“SEC”) in connection with the solicitation of proxies for the election of a slate of director nominees at the 2008 annual meeting of shareholders (the “Annual Meeting”) of Circuit City Stores, Inc., a Virginia corporation (“Circuit City”).  WCM has not yet filed a proxy statement with the SEC with regard to the Annual Meeting.

Item 1: On April  2, 2008, WCM issued the following press release:

Wattles Capital Management Delivers Letter to Circuit City Board of Directors

Calls for Certain Immediate Changes Including the Replacement of Philip Schoonover as Company's Chairman and CEO and a Change in Company's Focus to the Most Immediate and Least Capital-intensive Opportunities to Improve the Health of the Business

Demands the Board Engage a Nationally Recognized Investment Bank to Evaluate Any Indications of Interest from a Potential Acquirer or Merger Partner

Requests meeting with the Board or its Lead Director As Soon As Possible to Discuss Wattles Capital Management's Concerns

LAS VEGAS, April 2, 2008 -- Wattles Capital Management, LLC ("WCM") announced today that it delivered a letter to the Board of Directors of Circuit City Stores, Inc. ("Circuit City") (NYSE: CC - News) expressing its significant concerns with Circuit City's current business strategy and requesting certain immediate actions by Circuit City's Board.

    The full text of the letter follows:

    Dear Members of the Circuit City Board:

Wattles Capital Management, LLC ("WCM") is one of the largest independent stockholders of Circuit City Stores, Inc. ("Circuit City" or the "Company"). WCM and its affiliates beneficially own 11,000,000 shares of common stock of Circuit City, or approximately 6.5% of the shares outstanding.

Despite the Company's unsuccessful "turnaround" efforts under Philip Schoonover, we strongly believe there is the potential to unlock hundreds of millions of value in the near term and billions of value in the long term for Circuit City stockholders. However, we have serious concerns with the Company's current business strategy and operating performance; concerns that we believe are shared by many of the Company's largest stockholders. While we applaud any management team that is focused on making its business more efficient, Mr. Schoonover and his senior management team appear to have focused on cost-cutting measures with very little or no consideration for their negative impact on revenue and gross profit. Circuit City's senior management has repeatedly touted the fact that they have cut $200 million of annualized selling, general and administrative expenses while ignoring the fact that approximately $500 million of gross profit has been wiped-out in the process.

As stockholders are very well aware, the net impact of this senior management team's "turnaround" effort which has focused on cost-cutting has been disastrous. In fiscal 2006, Circuit City's net income was approximately $140 million. By fiscal 2007, net income had declined to a loss of more than $8 million. For fiscal 2008, we expect Circuit City to report significantly greater losses. Circuit City's senior management has repeatedly blamed its declining performance on outside factors such as the economy and increased competition from mass merchants. While those factors no doubt affect the Company's performance, it is important to note that several other electronics specialty retailers affected by those same factors have increased their revenues and earnings over the same period. We are confident that the right senior management team with the right strategy and focus would be able to immediately and dramatically improve Circuit City's profitability.

As you know, WCM has nominated a slate of five highly qualified directors for election at the 2008 annual meeting. Our nominees are committed to a comprehensive review of Circuit City's strategy, operations and senior management personnel, with the goal of formulating and implementing a company-wide plan to quickly restore the health of Circuit City's operations and maximize stockholder value. We believe that there are major shortcomings with the performance of the Company's senior management team and continue to question how Circuit City's performance can decline so precipitously despite Circuit City's significant competitive advantages, including:

    -- Its powerful brand with a long history and enormous reach across a wide range of demographic groups;
    -- National advertising capabilities;
    -- A store base that has been and still has the ability to be very productive; and
    -- Its strong cash position, minimal debt and access to a newly-expanded line of credit.

We also believe that Circuit City should be able to capitalize on certain industry-related factors that play into its favor, such as our belief that consumer electronics suppliers need a viable "number two" player to keep Best Buy from having too much leverage and that years still remain in the current flat panel TV upgrade cycle.

Unfortunately, stockholders continue to suffer despite Circuit City's significant resources and competitive advantages. Approximately two years ago, after what turned out to be a temporary industry-wide oversupply of flat-panel TVs, Circuit City's senior management initiated a "turnaround" to address what it perceived as a permanent reset to a lower level of gross margins in the industry. Since then, the competition's gross margins have essentially recovered, but Circuit City's have further deteriorated, resulting in a "turnaround" that has unfortunately gone in the wrong direction. We believe this has been due, in part, to senior management searching for a "silver bullet" rather than focusing on basic retail execution, such as having the right products for sale, priced strategically, displayed well, and sold by the right people. As a result, Circuit City's performance is now significantly worse than when the turnaround first began. Through a combination of poor decision-making and poor execution, Circuit City's so-called "turnaround" has adversely impacted the Company's operating performance, destroying billions of dollars of stockholder value in the process. While we cannot say whether a turnaround was needed at Circuit City two years ago, it is quite clear to us that one is needed now.

We successfully completed a turnaround of a 32-store chain of consumer electronics stores we acquired as a result of Ultimate Electronics' bankruptcy in 2005. The Ultimate Electronics turnaround story is relevant to the Circuit City turnaround situation for several reasons; similar to Circuit City, its stores are approximately 33,000 square feet and compete head-to-head with Best Buy. Moreover, many of the same operational issues that are currently plaguing Circuit City, were also adversely affecting Ultimate Electronics when we first became involved, including poor assortment planning and in-store merchandising, suboptimal and inconsistent pricing, ineffective promotional strategies, and high store-level employee turnover coupled with low morale.

We assembled a new management team and worked with them to formulate and implement a company-wide plan to build sales while increasing gross margin, and in the process restore the health of the business. We accomplished this by focusing on increasing revenue through solid retail execution, including improving the product assortment and in-store merchandising, rationalizing and integrating pricing with the promotional strategy, and rebuilding the stores' sales culture and employee morale. As a result, Ultimate Electronics stores today have positive same store sales, increasing gross margins and increasing EBITDA.

We are confident that, with the right senior management team, the right strategy and the right focus, Circuit City can overcome its operational problems and turnaround its struggling business. WCM's primary goal is to help restore investor faith in Circuit City and unlock the Company's significant unrealized value by pushing for the following immediate changes:

    -- Replace the current Chairman and CEO with a seasoned executive capable of restoring credibility with employees, vendors and stockholders;
    -- Focus on the "customer experience" and strategies for making the current stores more productive;
    -- Begin addressing the actual issues facing the Company and drive revenue growth, rather than focusing on cost-cutting strategies and "spin" campaigns.
    -- Focus on the most immediate and least capital-intensive opportunities to improve the health of the business; and
    -- Develop and articulate a deliverable promise for the new "The City" brand that works within the realities of the current store footprints.

While the ultimate goal for any business should be to outperform its competitors, we do not believe Circuit City needs to outperform or even perform anywhere near the level of Best Buy in order to significantly increase stockholder value. The Company's Board and senior management team should focus on becoming good before it attempts to become great. Therefore, we encourage Circuit City to focus on the most achievable and nearest-term opportunities for improving operating performance in order to achieve a level of profitability comparable to that of years prior to 2008. Only then should the Company turn its attention to more speculative or more capital-intensive measures aimed at making the Company great.

Unfortunately, given the loss of credibility resulting from a string of missteps, we do not believe that the current senior management team can now lead a turnaround successfully. We urge each member of the Board to ask themselves how much more stockholder value needs to be lost before the Board recognizes that a change in leadership is essential.

In addition to demanding the Board replace Mr. Schoonover as Circuit City's Chairman and CEO, we have nominated for election to Circuit City's Board a highly qualified slate of five individuals who possess a combination of retail, turnaround and finance experience to assist the Company in overcoming the challenges it now faces. As it relates to these nominees, we are in receipt of a letter dated February 28, 2008 from Reginald D. Hedgebeth, the Company's Senior VP, General Counsel and Secretary, requesting meetings between each of our nominees and the Company's Nominating & Governance Committee. Our director nominees would be willing to meet with the Nominating & Governance Committee to discuss their respective backgrounds and qualifications if the Board is willing to commit in writing, without conditions, to the nomination of our director nominees as the Company's director candidates for election at the 2008 Annual Meeting, subject only to their interviews confirming their qualifications. That our slate of nominees is highly qualified to serve as directors of Circuit City should be readily apparent from the Nomination Letter that includes all of the information that would be required to be disclosed for director nominees in proxy materials pursuant to Regulation 14A. Please note that our director nominees have no interest in participating in an evaluation process or interview as a mere formality so that you can disclose in the Company's proxy materials that you evaluated and considered us as the Company's director nominees, but nevertheless resolved to recommend the previously identified director candidates for election.

We also urge the Board not to summarily dismiss any legitimate, third party interest in acquiring or merging with the Company. On two separate occasions in the last five years, Circuit City's Board has rejected what appeared to be legitimate interest in acquiring the Company. In June 2003, the Board rejected an offer of $8 per share. Then in February 2005, the Board rejected an offer of $17 per share. Today, Circuit City's shares are valued at approximately $4 per share. Needless to say, stockholders would have been much better off if the Board had accepted either of those offers. Therefore, if the Company receives any expression or indication of interest from a potential acquirer or merger partner, we demand the Board immediately engage a nationally recognized investment bank to assist in the evaluation of any such expression of interest. We remind the Board of its fiduciary duties to stockholders, and urge the Board to give stockholders the opportunity to decide for themselves whether or not any third party proposal or offer at a reasonable premium to the current stock price is the best way to maximize stockholder value.

We would like to reiterate that we are committed, long-term stockholders whose preference is to work with the Company - not against it - in doing what is best for all stockholders. We request a meeting with the Board or its lead director as soon as possible to discuss our concerns. Please contact the undersigned at (303) 801-4003 in order to schedule a meeting.

                              Respectfully,

                              /s/ Mark Wattles

    About Wattles Capital Management, LLC

Wattles Capital Management, LLC ("WCM") makes public and private investments primarily in retail, entertainment and consumer products companies where it sees the potential to increase value through growth or an operating turnaround. WCM was founded and is managed by Mark Wattles, the founder, Chairman and CEO responsible for building more than 2,000 Hollywood Videos and 700 Game Crazy stores before selling the Company for approximately $1.25 billion in April 2005. WCM has an operating group that has significant expertise in managing rapid growth and turnaround situations. As such, WCM is well-positioned to invest in companies that it believes require more active involvement in order to realize value. In addition to its significant position in Circuit City Stores, Inc., WCM owns and operates a chain of consumer electronics superstores operating under the name Ultimate Electronics.

CERTAIN INFORMATION CONCERNING PARTICIPANTS

Wattles Capital Management, LLC ("WCM"), together with the other Participants (as defined below), intends to make a preliminary filing with the Securities and Exchange Commission ("SEC") of a proxy statement and accompanying proxy card to be used to solicit votes for the election of its slate of director nominees at the 2008 annual meeting of shareholders of Circuit City Stores, Inc., a Virginia corporation (the "Company").

WCM STRONGLY ADVISES ALL SHAREHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT WHEN IT IS AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY STATEMENT WILL BE AVAILABLE AT NO CHARGE ON THE SEC'S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THE SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS' PROXY SOLICITOR.

The participants in the proxy solicitation are anticipated to be WCM, HKW Trust, Mark J. Wattles, James A. Marcum, Elliott Wahle, Don R. Kornstein, Anthony Bergamo and Alexander M. Bond (collectively, the "Participants"). As of February 28, 2008, WCM beneficially owned 11,000,000 shares of common stock of the Company (the "Shares"), consisting of 1,000,000 Shares owned by HKW Trust. The 11,000,000 Shares beneficially owned by WCM constitutes approximately 6.5% of the Shares outstanding. Because Mr. Wattles owns all of the membership interests of WCM and serves as sole trustee of HKW Trust, he may be deemed to beneficially own the 11,000,000 Shares beneficially owned by WCM and HKW Trust. Mr. Bond directly owns 10,000 Shares. Mr. Bergamo directly owns 15,000 Shares. Mr. Kornstein directly owns 5,500 Shares. Mr. Marcum directly owns 6,200 Shares. Mr. Wahle directly owns 7,500 Shares. As members of a "group" for the purposes of Rule 13d-5(b)(1) of the Securities Exchange Act of 1934, as amended, each of Messrs. Marcum, Wahle, Kornstein, Bergamo and Bond is deemed to beneficially own the 11,000,000 Shares owned by WCM, constituting approximately 6.5% of the Shares outstanding.

    Contact:
    Wattles Capital Management, LLC
    Mark J. Wattles:  (303) 801-4003
    Alex Bond:  (503) 348-0933